Exhibit 4.110

Reorganization Framework Agreement

TABLE OF CONTENTS

ARTICLE 1	REORGANIZATION OBJECTIVES AND PRINCIPLES	4
1.1	Reorganization Objectives of Tahoe	4
1.2	Reorganization Objectives of Investment Consulting Platform	5
1.3	Reorganization Objectives of Institutional Platform	6
1.4	Reorganization Principles	7
ARTICLE 2	REORGANIZATION STEPS AND CLOSING	7
2.1	Execution of Relevant Documents	7
2.2	Change of Registration.	7
2.3	Transfer of Operation and Management Right	7
2.4	Payment of Equity Transfer Price	8
2.5	TRANSITIONAL ARRANGEMENT	8
ARTICLE 3	CONFIDENTIALITY	8
ARTICLE 4	BREACH AND LIABILITIES	9
4.1	Default	9
4.2	LIABILITIES FOR BREACH OF CONTRACT	9
ARTICLE 5	GOVERNING LAW AND DISPUTE SETTLEMENT	9
5.1	Governing Law	9
5.2	Dispute Settlement	9
ARTICLE 6	MISCELLANEOUS	10
6.1	Effectiveness	10
6.2	Termination and Consequence	10
6.3	Amendment	10
6.4	Counterparts	11

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This Reorganization Framework Agreement ("Agreement") is entered into on June 1, 2014 in Beijing, China by and among the following Parties (individually as “Party” and collectively as "Parties" hereinafter):

Party A: Shanghai Stockstar Wealth Management Co., Ltd.

Legal Representative: Wang Jun

Address: Room 138, No.4-5, Lane 37, Zhangjiabin Road, Pudong New Area

Party B: Shanghai Excellence Advertising Co., Ltd.

Legal Representative: Liu Dong

Address: Room 108, #58 Building, No.58 Baozhen South Road (Shanghai Baozhen Industrial Park), Chongming, Shanghai

Party C: Golden Pioneer (Beijing) Network Technologies Co., Ltd.

Legal Representative: Zhou Chuifu

Address: 11/F, South Tower of Jiuling Building, No.21, Xi San Huan Bei Road, Haidian District, Beijing

Party D: Zhou Chuifu

ID Card No.: 450305196407200012

Address: 29B, Times Fortune Building, Southeast Part of Central Area, Futian Distrct, Shenzhen

WHEREAS:

(1)
The Parties and their respective affiliates have integrated their advantageous resources in precious metal business, securities investment consulting business (including securities software business) ("Investment Consulting Business") and institutional subscription business ("Institutional Business"), and jointly built the corresponding platform companies to carry out the businesses mentioned above, with the following details:

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(2)
In precious metal business, using Shenzhen Tahoe Investment and Development Co., Ltd as a platform company ("Tahoe"), wherein Party A, Party B and Party C hold 60%, 10% and 30% equity interest respectively. As of the date of this Agreement, Tahoe (a) holds 70% equity interest in Zhongjun Sunshine (Beijing) Investment Management Co., Ltd. ("Zhongjun Sunshine"), and through Zhongjun Sunshine, indirectly holds 55% equity interest in Henghui (Tianjin) Precious Metals Management Co., Ltd ("Henghui"); (b) indirectly holds 100% equity interest in Guangdong Rongxiang Precious Metals Trading Co., Ltd ("Rongxiang"); (c) indirectly holds 100% equity interest in Zhengjin (Shanghai) Precious Metals Management Co., Ltd ("Zhengjin Shanghai "); (d) indirectly holds 100% equity interest in Zhengjin (Fujian) Precious Metals Investment Co., Ltd ("Zhengjin Fujian"); and (e) through an agreement and subject to the regulatory conditions, may acquire 100% equity interest in Zhengjin (Tianjin) Precious Metals Management Co., Ltd ("Zhengjin Tianjin") at any time;

(3)
In Investment Consulting Business, using Zhengyong Information Technologies (Shanghai) Co., Ltd as the platform company ("Investment Consulting Platform"), Party B, through its overseas subsidiary, holds 30% equity interest in the overseas parent (i.e. Giant Bright International Holdings Limited, hereinafter as "Giant") of the Investment Consulting Platform. As of the date of this Agreement, the Investment Consulting Platform, through agreements, controls four Licensed Companies, including: (a) Shenzhen Newland Securities Advisory and Investment Co., Ltd ("Newland"); (b) East Win Investmen Consulting Co., Ltd. ("East Win"); (c) Shanghai Maibu Investment Management Co., Ltd ("Maibu"); and (d) Sinoinfo (Dalian)Investment Consulting Co., Ltd. ("Sinoinfo"). Newland has acquired and integrated the assets, software, technologies, employees and relevant businesses of Shenzhen Champion Connection Co., Ltd ("Champion") and Party D in investment area. Refer to Appendix 1 attached for the details of the Acquired Subject Matters.

(4)
In Institution Business, using Shenzhen Genius Information Technology Co., Ltd ("Genius") as the platform company ("Institutional Platform"), Party D, through its overseas subsidiary, holds 30% equity interest in the overseas parent (i.e. Mainfame Group Limited, hereinafter as "Mainfame") of the Institutional Platform. The Institutional Platform has acquired and integrated the assets, software, technologies, employees and relevant businesses of Champion and Party D in institution business area. Refer to Appendix 2 attached for the details of the Acquired Subject Matters.

(5)	Now, the Parties and their affiliates intend to further optimize and reorganize the business blocks and relevant operating entities mentioned above ("Reorganization");

Therefore, the Parties hereby enter into this Agreement regarding the principles, method, consideration and relevant matters of Reorganization, through friendly consultations and based on true declaration of will, with the terms and conditions as follows:

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ARTICLE 1	REORGANIZATION OBJECTIVES AND PRINCIPLES

1.1	Reorganization Objectives of Tahoe

1.1.1	Rongxiang shall be spun off from Tahoe, and its 100% equity interest will be acquired without charge by Party D or its designated affiliate without consideration.

1.1.2
For the customers' equity of over RMB 5 million held by Zhengjin Precious Metals Shenzhen Branch and Shanghai Branch, which are currently being managed by Rongxiang, the operation and management right and the interest therein shall be transferred to Zhengjin Precious Metals.

1.1.3
For the net profit generated from business operations of Zhengjin Tianjing, Zhengjin Shanghai and Zhengjin Fujian from June 1 to December 31, 2014, 20% of the net profit ("Party B's Earning") shall be paid to Champion or an affiliate designated by Party D in the form of profit distribution or any other lawful form. The particulars are as follows:

(a)
From June 1, 2014 to September 30, 2014, 20% profit of Zhengjin Shanghai and Zhengjin Fujian shall be distributed to Party D or its designated beneficiary on a monthly basis; from October 1, 2014 to December 31, 2014, 20% profit of Zhengjin Shanghai and Zhengjin Fujian shall be distributed to Party D or its designated beneficiary on a quarterly basis. If the distribution is defaulted within the agreed period, Zhengjin Tianjing, Zhengjin Shanghai and Zhengjin Fujian shall pay to Party D an overdue fine, at 10% annual rate charged on the defaulted amount.

(b)
During the payment periods above, if any month in the period from June 1, 2014 to September 30, 2014 suffers a loss, Party D shall make up the loss at the rate specified in the preceding paragraph on or before the 15th day of the next month; if any month in the period from October 1, 2014 to December 31, 2014 suffers a loss, Party D shall make up the loss at the rate specified in the preceding paragraph on or before January 15, 2015. If the payment is defaulted on the due date, Party D shall pay an overdue fine at 10% annual rate on the defaulted amount.

1.1.4
Party C's all equity and interests in Tahoe shall be transferred to Party A and Party B (or their respectively designated affiliates) at the proportion of 2:1 and at the total transfer price of RMB 15 million (say Renminbi Fifteen Million Yuan Net). The transferee shall acquire the equity and interests at the proportion mentioned above. "Tahoe" brand shall still be owned by Champion, and Tahoe shall change its company name and stop using the trade name of "Taihe".

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1.1.5	Party C and Party D will not own interests in Henghui therefore.

1.1.6
In September 2013, Zhengjing (Fujian) Precious Metals  Investment Co., Ltd Shenzhen Branch and Ding Yijun signed a Cooperation Agreement. According to the Cooperation Agreement and subsequent agreement among the Parties:

i.	After the Cooperation Agreement is entered into, Party A shall pay a sum of RMB 750,000 to Party D or its designated third party;

ii.
After Party A has made the payment according to the preceding paragraph, all expenses arising from the operations of Ding Yijun and his team, any and all debts payable after the date of the Cooperation Agreement as well as other liabilities shall be borne by Party C and Party D, while Zhengjing (Fujian) Precious Metals  Investment Co., Ltd Shenzhen Branch and Party A will not bear the said expenses, debts and liabilities.

1.2	Reorganization Objectives of Investment Consulting Platform

1.2.1
Sinoinfo and its license of Investment Consulting Business (i.e. the qualification certificate of securities investment consulting business) (excluding such assets as cash and accounts receivable) shall be spun off from the Investment Consulting Platform, and its 100% equity interest will be acquired by Party D or its designated affiliate without consideration.

1.2.2
The domain name of Sinoinfo Financial News website, and the radio and television program production license ("Audio-visual Program License") shall be split from Sinoinfo and transferred to an entity designated by Party A. In addition, Sinoinfo shall change its ICP certificate, and assist Party A's designated entity in acquiring the right to operate and control Sinoinfo Financial News website without charge, including but not limited to changing the website designated server, changing IDC hosting party to an entity designated by Party A and executing an amendment agreement for this purpose. The assets such as cash and accounts receivable owned by Sinoinfo as of the date of this Agreement shall be split from Sinoinfo and transferred to Party A or its designated affiliate.

1.2.3
The domain name of Huagu Financial News website (www.huagu.com) and the right to operate and control the website shall be transferred to Party C and Party D without charge. Newland shall assist Party C and Party D in transferring the right to control.

1.2.4
The assets such as cash and accounts receivable owned by Maibu as of the date of this Agreement shall be split from Maibu and transferred to Party A or its designated affiliate. Upon completion of the splitting and reorganization mentioned above, Maibu and its license of Investment Consulting Business (i.e. the qualification certificate of securities investment consulting business) (excluding such assets as cash and accounts receivable) shall be spun off from the Investment Consulting Platform, and its 100% equity interest will be acquired by Party D or his designated affiliate without consideration. The Parties further agree that, if Maibu fails to pass the annual inspection on securities investment consulting license and thus the Qualification Certificate of Securities Investment Consulting Business is suspended, Party A shall pay the compensation of RMB 10 million to Party D or his designated affiliate within 10 days upon receiving the notice of result from China Securities Regulatory Commission.

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1.2.5
Party C's all equity and interests in the overseas parent (i.e. Giant) of the Investment Consulting Platform through its overseas subsidiary (i.e. Jovial Sino Limited, hereinafter as "Jovial") shall be transferred to Party A's and Party B's respectively designated affiliates at the proportion of 2:1 without charge.

1.2.6
Newland and its Investment Consulting Business license (i.e. qualification certificate of securities investment consulting business), fund distribution license and other business licenses, as well as the assets relating to fund distribution, shall still be owned by Newland. The employees, assets, products and customer resources relating the Investment Consulting Business of Newland as listed in Appendix 1 attached hereto shall be spun off from the Investment Consulting Platform and transferred to Party D or his designated affiliate (Party D shall responsible for novation of the employment contracts with relevant employee and pay the compensation arising therefrom).

1.3	Reorganization Objectives of Institutional Platform

1.3.1
Party D's all equity and interests in the overseas parent (i.e. Mainfame) of the Institutional Platform through its overseas subsidiary (i.e. "Jovial") shall be transferred without charge to Party A's or its designated affiliate.

1.3.2
Within 3 days after the date of this Agreement, Party C and Party D and their teams shall transfer the right to operate and manage the Institutional Platform and the subsidiaries and branches thereunder to Party A or its designated entity.

1.3.3
The employees, assets, products and customer resources relating the Investment Consulting Business transferred from Champion to Genius as listed in Appendix 2 attached hereto shall be spun off from the Institutional Platform and transferred to Party D or his designated affiliate (Party D shall responsible for novation of the employment contracts with relevant employee and pay the compensation arising therefrom).

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1.4	Reorganization Principles

1.4.1
Each Party hereby acknowledges and agrees that the reorganization arrangements hereunder are unanimously accepted by the Parties through equal consultation and based on their true will. Each Party shall (and shall procure its affiliates to) make best efforts to fulfill the reorganization objectives set forth herein.

1.4.2	Each Party shall coordinate and cooperate with each other based on the principles of reliance and responsibility, so as to lay a good foundation for future development and cooperation.

ARTICLE 2	REORGANIZATION STEPS AND CLOSING

2.1	Execution of Relevant Documents

After this Agreement is entered into, each Party shall procure its affiliates involved in the Reorganization to actively cooperate with each other, and to execute all documents required for the Reorganization according to the terms, conditions and principles stipulated herein as soon as reasonably possible.

2.2	Change of Registration

After the documents mentioned above are duly executed, each Party shall procure its affiliates involved in the Reorganization to actively cooperate with each other, and to complete the change of registration and title transfer formalities with the relevant government authorities (including but limited to administration for industry and commerce, radio, film and TV administrative authority and telecommunication administrative authority) required for the Reorganization as soon as reasonably possible, so as to fulfill the reorganization objectives set forth herein.

2.3	Transfer of Operation and Management Right

2.3.1
Within [3] days after the date of this Agreement, each Party will acquire the operation and management right of the transferred entity, and the transferor shall assist the transferee to effectuate the operation and management right. The "operation and management right" as referred in this paragraph and other parts of this Agreement, i.e. operation and control right, shall mean the right to actually control the operation of a company, including but not limited to right to hold and use the common seal and various seals, right to hold and change the passwords of various accounts for the operation of a company, ownership and use right of intellectual properties and products, and right to manage and receive benefits (if any) from the customer funds under control, other than the rights expressly excluded by this Agreement. After the operation and management right has been transferred, the transferor shall not carry out business operation in the name of the original company.

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2.4	Payment of Equity Transfer Price

2.4.1
The total transfer price of equity interest in Tahoe stipulated in Article 1.1.4 above shall be RMB 15 million (say Renminbi Fifteen Million Yuan Net) shall be paid by Party A and Party B to the transferor, at the proportion of 2:1. Of which, a sum of RMB 3 million has been paid by the transferee before the date of this Agreement, and Rongxiang, as the beneficiary designated by Party D, has received such sum; the remaining sum of RMB 12 million, together with the sum of RMB 750,000 payable under Article 1.1.6 above, (i.e. RMB 12.75 million totally), shall be paid according to the following terms and conditions:

(a)	Party A and Party B shall pay a sum of RMB 10 million to Party D or his designated affiliate no later than July 3, 2014 (inclusive);

(b)	Party A and Party B shall pay a sum of RMB 1.75 million to Party D or his designated affiliate no later than July 21, 2014 (inclusive);

(c)
Within 3 business days after the change of registration with respect to transfer of equity interest in Tahoe has been completed under Article 1.1.4 above, Party A and Party B shall pay the remaining sum of RMB 1 million to Party D or his designated affiliate.

2.4.2	Handling Other Credits and Liabilities Upon execution of this Agreement, Champion hereby abandons its creditor's right to the rent payable by Rongxiang to Champion as of May 31, 2014.

2.5	Transitional Arrangement

2.5.1	Before the change of registration with respect to all equity transfers hereunder are completed, each Party shall not (and shall procure its affiliates not to):

(a)
Sell, pledge, transfer or otherwise dispose of any equity interest which it will transfer hereunder but is still owned by the company whose operation and management is under its control, unless it is for the performance of this Agreement.

ARTICLE 3	CONFIDENTIALITY

Each Party shall take appropriate measures to strictly keep confidentiality of all materials and information relating to execution and performance of this Agreement, and shall not disclose such materials or information to any third party (other than the professional institutions employed with the consent of the Parties and the government authorities) without the written consent of the other Parties. Each Party shall procure its employees to keep confidentiality of the trade secrets of the other Parties received or accessed to during the performance of this Agreement, and no employee of any Party may use such confidential information for any purpose other than the cooperation projects or disclose such confidential information during his performance of duties without the consent of the other Parties.

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ARTICLE 4	BREACH AND LIABILITIES

4.1	Default

If any Party or its affiliate involved in the Reorganization fails to perform, fulfill or properly perform any obligation hereunder, or violates any provision hereof, whether by action or inaction, it shall be deemed as a breach (and the party breaches this Agreement is hereinafter referred to as "breaching party").

4.2	LIABILITIES FOR BREACH OF CONTRACT

4.2.1
The Breaching party shall indemnify the other Parties against all actual losses, damages, expenses and liabilities resulting from its Breach. If the Parties all have certain fault, the liabilities and losses shall be allocated among them as per the actual circumstances. For avoidance of doubt, the breaching party at all events is not required to indemnify the other Parties against any indirect or consequential losses or damages or any profit loss resulting from such Breach.

4.2.2	Cross-Default Event

The Party hereby acknowledges and agrees that where any Party or its affiliate breaches any main document listed in Article 2.1 above or any other relevant transaction document, it shall be deemed as a breach of such Party hereunder.

ARTICLE 5	GOVERNING LAW AND DISPUTE SETTLEMENT

5.1	Governing Law

The formation, performance and interpretation of this Agreement shall be governed by the currently effective laws of China.

5.2	Dispute Settlement

Any dispute or claim arising from or in connection with the interpretation, breach, termination or validity of this Agreement shall be first settled by the Parties through friendly consultation. In case of any dispute, a Party shall immediately negotiate with the other Party upon receiving a written request from any other Party for consultation. If no settlement can be reached through consultation within thirty (30) days, any Party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in Beijing according to its arbitration rules. The arbitral award shall be final and binding on both Parties.

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ARTICLE 6	MISCELLANEOUS

6.1	Effectiveness

6.1.1
This Agreement shall become effective as of being duly executed by the authorized representatives of the Parties. The Reorganization contemplated herein shall be launched and effected as of June 1, 2014. From June 1, 2014, all costs and debts payable arising from the operations of Rongxiang shall be borne by Party C and Party D.

6.1.2
The purpose of this Agreement is to set forth the principles in respect of the Transactions accepted by the Parties. The Parties shall negotiate and execute certain specific legal documents relating to the Transaction according to the principles set forth herein.

6.1.3
The specific legal documents executed by the Parties and their affiliates subsequently shall not go beyond the framework of principles set forth herein. Any term or condition of any specific legal document conflicts with the provisions hereof shall be invalid.

6.2	Termination and Consequence

6.2.1	This Agreement may be terminated if all Parties agree so through consultation.

6.2.2
Termination of any specific transaction document will not affect any right or obligation of any party accrued or accumulated before the termination, including the obligation of the Party to other Parties accrued or accumulated under the transaction document and the applicable laws, or right of the Party against other Parties or any Party under the transaction document. The termination will not affect the provisions which shall survive after the termination according to the explicit or implied provision of the transaction document.

6.2.3
Article 3 (Confidentiality), Article 4 (Default and Liabilities), Article 5 (Governing Law and Dispute Settlement) and Article 6 (Miscellaneous) of this Agreement shall survive after the termination of this Agreement or any other transaction document.

6.3	Amendment

Any amendment, supplementation or change to this Agreement shall not be valid and binding unless the same is agreed and signed by the authorized representatives of the Parties in written.

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6.4	Counterparts

This Agreement shall be made and executed in four originals, one for each Party and each being of equal authenticity.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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(SIGNATURE PAGE, NO TEXT CONTAINED IN THIS PAGE)

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement on the date and in the place indicated first above.

Shanghai Stockstar Wealth Management Co., Ltd

(Seal)

Legal Representative or Authorized Representative (Signature): ____________

Shanghai Excellence Advertising Co., Ltd. (Seal) Legal Representative or Authorized Representative (Signature): ____________

Golden Pioneer (Beijing) Network Technologies Co., Ltd. (Seal)

Legal Representative or Authorized Representative (Signature): ____________

Zhou Chuifu (Signature): ________________

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